AMENDMENT OF RIGHTS AGREEMENT

     THIS AMENDMENT OF RIGHTS AGREEMENT (this “Amendment”), dated as of November 29, 2013, is made by and between White Mountain Titanium Corporation, a Nevada corporation (the “Company”), and Interwest Transfer Company, Inc., a Utah corporation, as rights agent (the “Rights Agent”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement (as defined below).

RECITALS

     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of January 18, 2011 (the “Rights Agreement”);

     WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to exempt from the definition of Acquiring Person certain shares purchased by the Qualified Exempt Person;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are outstanding and redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Agreement, and/or any term, provision or condition of the Rights Agreement, in any respect (except for the Redemption Price) without the consent or approval of any holder or holders of the Rights; and

     WHEREAS, the Rights are currently outstanding and redeemable.

AMENDMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Amendment to Section 1 of the Rights Agreement. The first paragraph of the definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such employee benefit plan to the extent, and only to the extent, of such shares of Common Stock so held. Notwithstanding the foregoing, Kin Wong together with his Affiliates and Associates (a “Qualified Exempt Person”), who as of January 18, 2011, was the Beneficial Owner of in excess of 15% of the Company’s outstanding Common Stock shall not be deemed an Acquiring Person; provided however, that if after the date hereof, any Qualified Exempt Person shall become at any time the Beneficial Owner of an additional 2% of the shares of Common Stock of the Company then outstanding in excess of the amount such Qualified Exempt Person beneficially owned as of the date hereof, except for and excluding the securities purchased from the Company pursuant to the Binding Memorandum of Understanding dated December 3, 2013, then such Qualified Exempt Person shall be deemed an Acquiring Person hereunder as to all of their Common Stock beneficially owned. Notwithstanding anything in this definition of Acquiring Person to the contrary.

     2. Continuing Effectiveness. Except as supplemented hereby, the Rights Agreement shall continue to be, and shall remain, in full force and effect. This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Rights Agreement or (ii) to prejudice any right or rights which the parties thereto may now have or may have in the future under or in connection with the Rights Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, effective as of the day and year first above written.

WHITE MOUNTAIN TITANIUM CORPORATION

By:	/s/ Brian Flower
Name:	Brian Flower
Title:	Executive Vice-President

INTERWEST TRANSFER COMPANY, INC.

By:	/s/ Kurtis D. Hughes
Name:	Kurtis D. Hughes
Title:	Vice President